EXHIBIT 99.1


                                                        Press Release
[Logo]TELULAR CORPORATION

Tuesday, September 26, 2000

Telular Corporation Announces $67.5 Million Contract with Telcel

VERNON HILLS, IL USA-Telular Corporation (Nasdaq: WRLS)
Telular Corporation today announced that it signed a $67.5 million contract with Telcel, the largest cellular carrier in Mexico. Under the terms of the contract, Telular will provide its wireless products to Telcel, and BrightStar Corporation will serve as the fulfillment partner.

"We are very excited about our ongoing relationship with Telcel and our new association with BrightStar," said Mr. Ken Millard, President and CEO for Telular Corporation. "Telcel has been an important customer for the past two years, and now BrightStar will add the expertise that is required for the distribution and handling of our products in Mexico. This new contract is the result of an intense and cooperative effort between Telular and Telcel."

"As the leading cellular provider in Mexico, Telcel has aggressively pursued high-tech digital products for the people of Mexico," said a representative for Telcel. "We are pleased that Telular has worked closely with us to develop a product that will better serve our customers." He added, "We are confident that the services provided by BrightStar Corporation will exceed our expectations and that this new endeavor with BrightStar will build a strong partnership."

"We are pleased that Telular and Telcel have entrusted us with the fulfillment program", said Marcelo Claure, BrightStar's CEO. "This reinforces BrightStar's role as the strategic partner of choice for Latin American wireless operators and allows our Mexican subsidiary to play an important role in bringing wireless solutions to Telcel's end users."

About Telcel

Telcel is the leading cellular operator in Mexico, with 8.1 million subscribers nationwide and a 70 per cent share of the fast-growing Mexican wireless market.

About Telular Corporation

Telular Corporation is a leader in the design and manufacturing of wireless products. Telular's proprietary telecommunications interface technology enables standard phone systems, fax machines, computer modems or monitored alarm systems to utilize available cellular wireless service for either primary or back-up communications. Their product lines incorporate the world's leading cellular standards (GSM, TDMA, CDMA, AMPS) and are marketed worldwide. Headquartered in Vernon Hills, Illinois, Telular has regional sales offices in Atlanta, Miami, Singapore and the United Kingdom. For further company information, visit Telular at http://www.telular.com.

About BrightStar Corporation

BrightStar Corporation is a leading distributor and a provider of value-added services (VAS) in the wireless telecommunications industry for Latin America. Founded in 1997, BrightStar is the fastest growing company in this industry, with sales revenues expected to surpass $300 million in 2000, compared to $140 million in 1999 and $73 million in 1998.
BrightStar is headquartered in Miami, Florida and has eight subsidiaries located in Mexico, Brazil, Puerto Rico, Venezuela, Dominican Republic, Bolivia, Paraguay and Uruguay. For more information visit BrightStar at http://www.brightstarcorp.com.


Source: Telcel, Telular Corporation, BrightStar Corporation

Telular Contact:

Mr. Kenneth E. Millard
President and CEO
Telular Corporation
Phone:  847-247-9400
FAX:    847-247-0021
E-mail:  kmillard@telular.com

Telcel Contact:

Humberto Chavez Lopez
Sub-director Operations of Cellular Network
Telcel Dipsa
Phone: 011-525-825-4030
FAX: 011-525-625-3817
E-mail:  echavez@mail.telcel.com

BrightStar Contact:

Marcelo Claure
CEO
BrightStar Corporation
Phone: 305-477-8676
Fax:	305-477-9072
E-mail:  marcelo.claure@brightstarcorp.com


Please be advised that statements made herein state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future and are forward-looking comments. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the fiscal year ended September 30, 1999. Copies of these filings may be obtained by contacting the Company or the SEC.